Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-191564) of Integrated Inpatient Solutions, Inc. (the “Company”) of our report dated March 31, 2014 with respect to the balance sheets at December 31, 2013 and 2012 and the related statements of operations, statement of changes in stockholders’ equity and statement of cash flows of the Company for the years ended December 31, 2013 and 2012 included in the Company’s Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the prospectus.

Liggett, Vogt & Webb, P.A.

LIGGETT, VOGT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

March 31, 2014